Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Irene Esteves and Thomas P. Joyce, Jr. Join Roper Technologies Board of Directors

Sarasota, Florida, October 22, 2021 ... Roper Technologies, Inc. (NYSE: ROP), a leading diversified technology company, today announced that Irene Esteves and Thomas P. Joyce, Jr. have joined the Company’s Board of Directors.

“We are very excited to add these two new directors to our Board,” said Neil Hunn, Roper Technologies’ President and CEO. “We look forward to working closely with these proven leaders and benefitting from their unique perspectives and extensive experience as we continue to advance the enterprise.”

Ms. Esteves most recently served as Executive Vice President and Chief Financial Officer of Time Warner Cable. Prior to that, she served in executive roles with XL Group, Regions Financial Corp., and Wachovia Corp.’s Capital Management Group. Ms. Esteves currently serves on several public company boards.

Mr. Joyce most recently served as President, Chief Executive Officer, and Director of Danaher Corporation, from which he retired last year. Prior to becoming CEO, Mr. Joyce held multiple executive positions during his 31-year career at Danaher. Mr. Joyce currently serves on the boards of College of the Holy Cross, MedStar Health, Inc., and The Economic Club of Washington.

“Irene is an excellent addition to Roper’s Board of Directors,” said Amy Woods Brinkley, Roper Technologies’ Board Chair. “Given Irene’s background and experience in risk management, capital deployment, and financial management we believe that she will make important contributions to Roper’s strategy and governance.”

“Tom is also a fantastic addition to our Board,” Ms. Brinkley continued. “Tom’s long track record of value creation at Danaher, through the combination of thoughtful capital deployment and business building, will be greatly valued in our Board deliberations.”

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 500, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

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